Monday, April 19, 2010 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2010

NORTH LIBERTY, IOWA - April 19, 2010 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2010. Operating revenues for the quarter increased 0.6% to $115.6 million from $114.9 million in the first quarter of 2009. Net income was $11.9 million compared to $14.1 million in the 2009 period, a 15.9% decrease. Earnings per share decreased 13.3% to $0.13 from $0.15 reported in the first quarter of 2009. Operating income was negatively impacted by $0.04 per share due to decreased gains on disposal of property and equipment and increased depreciation expense primarily attributable to the purchase of new tractors during 2009. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 86.3% and a 10.3% net margin (net income as a percentage of operating revenues).

Operating revenues for most of the quarter continued to be impacted by lower freight demand due to overall economic conditions and the related pressure on freight rates. However, by quarter-end there were signs of improvement evidenced by increased freight demand, tightening capacity, and stabilizing freight rates. While the Company is uncertain if these trends will continue throughout the year it is positioned to add capacity and increase utilization to take advantage of increased shipments if the growth in the truckload marketplace is sustained.

Fuel expense increased $5.0 million or 20.3% during the quarter primarily due to an increase in average fuel prices. During the quarter ended March 31, 2010 the U.S. average cost of fuel was $2.853 per gallon compared to $2.185 per gallon for the same period of 2009, a 30.6% increase. The Company continues to benefit from the focus on the reduction of idle hours and strategic fuel purchasing decisions which offset a portion of the rise in fuel costs.

The Company ended the quarter with cash, cash equivalents, short-term and long-term investments of $230.5 million, a $30.1 million increase from the $200.4 million reported at December 31, 2009. Net cash flows from operations continue to be strong at 24.8% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $565.5 million. The Company ended the past four quarters with a return on total assets of 10.0% and a 15.5% return on equity.

The average age of the Company's tractor fleet was 1.6 years as of March 31, 2010. This is one of the newest and most fuel efficient fleets in the industry. The Company anticipates the purchase of new 2011 Pro Star Internationals with delivery anticipated to begin in the second quarter. This fleet upgrade keeps our fleet new and positions the Company to take advantage of growth opportunities as the economy improves. In addition, the Company will benefit from increased fuel efficiency as it continues to replace the remainder of the 2007 models in its fleet.

Heartland Express declared a regular quarterly cash dividend during the quarter. The quarterly dividend of approximately $1.8 million at the rate of $0.02 per share was paid on April 6, 2010 to shareholders of record at the close of business on March 25, 2010. The Company has now paid cash dividends of $241.3 million over the past twenty-seven consecutive quarters.

The Company continues its relentless focus on customer service. The ability to deliver the highest quality of service to our customers has enabled us to build a strong and financially sound company. Customer service awards received thus far in 2010 include the 2009 LXP Carrier of the Year - Tier One Carriers for the third consecutive year, Lowe's 2009 Platinum Carrier Award, and the Walmart Transportation 2009 General Merchandise Platinum Carrier of the Year Award. In addition, for the third consecutive year the Company received the BP Lubricants North America Arrive Safely - Drive Safely recognition.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,

	2010	2009
OPERATING REVENUE	$115,617	$114,979

OPERATING EXPENSES:
Salaries, wages, and benefits	$40,538	$44,059
Rent and purchased transportation	2,394	2,938
Fuel	29,540	24,558
Operations and maintenance	3,430	4,040
Operating taxes and licenses	1,823	2,284
Insurance and claims	2,951	3,514
Communications and utilities	902	996
Depreciation	15,723	11,814
Other operating expenses	2,992	3,403
Gain on disposal of property & equipment	(507)	(1,667)

	99,786	95,939
Operating Income	15,831	19,040
Interest income	403	871
Income before income taxes	16,234	19,911
Federal and state income taxes	4,347	5,770

Net Income	$11,887	$14,141

Earnings per share	$0.13	$0.15

Weighted average shares outstanding	90,689	92,485

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
ASSETS	March 31, 2010	December 31, 2009
CURRENT ASSETS	(Unaudited)
Cash and cash equivalents	$87,711	$52,351
Short-term investments	4,855	7,126
Trade receivables, net	41,832	37,361
Prepaid tires	5,215	6,579
Other current assets	3,778	1,923
Income tax receivable	—	4,658
Deferred income taxes, net	15,123	14,516
Total current assets	158,514	124,514

PROPERTY AND EQUIPMENT	411,502	413,564
Less accumulated depreciation	153,135	138,394
	258,367	275,170
LONG-TERM INVESTMENTS	137,961	140,884
OTHER ASSETS	10,643	10,595
	$565,485	$551,163
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$8,309	$6,953
Compensation and benefits	16,484	13,770
Income taxes payable	5,672	—
Insurance accruals	19,263	19,236
Other accruals	6,976	7,095
Total current liabilities	56,704	47,054
LONG-TERM LIABILITIES
Income taxes payable	29,456	31,323
Deferred income taxes, net	47,610	51,218
Insurance accruals less current portion	53,972	53,898
Total long-term liabilities	131,038	136,439
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, par value $.01; authorized 5,000 shares; none issued	—	—
Capital stock, common, $.01 par value; authorized 395,000 shares; issued and outstanding 90,689 in 2010 and 2009	907	907
Additional paid-in capital	439	439
Retained earnings	381,723	371,650
Accumulated other comprehensive loss	(5,326)	(5,326)
	377,743	367,670
	$565,485	$551,163